Exhibit 99.1

BlackRock Establishes Preeminent Private Markets, Technology, and Data Provider with Close of Preqin Acquisition

NEW YORK, LONDON – March 3, 2025 – BlackRock Inc. (NYSE:BLK) today announced the successful completion of its acquisition of Preqin, a premier independent provider of private markets data. This strategic transaction strengthens BlackRock’s ability to serve clients’ whole portfolios — across public and private markets — by combining investment, technology, and data solutions in one platform.

Private markets are the fastest-growing segment of global investing, with alternative assets projected to reach $30 trillion by the end of the decade, according to Preqin data. As capital markets evolve, private markets are playing an increasingly important role in financing global growth. Institutional and wealth investors continue to increase allocations to these markets as they seek to optimize returns and diversify their long-term capital, yet these allocations have been artificially limited by a lack of transparency. With Preqin, BlackRock takes a major step forward to address this need, positioning its private markets platform to deliver investments, technology, and data holistically to power next-generation investment solutions for clients.

Rob Goldstein, BlackRock’s Chief Operating Officer, said, “BlackRock is a perpetual reinvention machine, evolving continuously to stay ahead of our clients’ rapidly changing needs. Today clients are seeking a ‘common language’ for investing that requires better data to drive investment decisions, manage risk, and construct portfolios. With Preqin, a part of BlackRock, we will seek to meet this need, accelerating clients’ ability to allocate to the growth of private markets and furthering our aspirations to deliver greater value across their whole portfolios.”

Mark O’Hare, Founder of Preqin, said, “For decades, investors in private markets have lacked the robust data they need to make fully informed decisions and incorporate private assets into their portfolios at scale. By marrying Preqin with BlackRock’s technology offering, we are even better placed to tackle this challenge and help clients build more diverse, resilient portfolios by delivering the transparency and insights they seek.”

Preqin, a part of BlackRock

From the outset, Preqin will extend BlackRock’s suite of technology offerings, with clients continuing to use Preqin with the same level of expert service. Preqin will remain available as a standalone solution, while joint customers will benefit immediately from product integrations, such as access to Preqin benchmarks within Aladdin. Over time, BlackRock will integrate Preqin’s proprietary data and research tools with Aladdin and eFront. This unification of data, research, and investment processes will transform private markets investing across fundraising, deal sourcing, portfolio management, accounting, and performance reporting.

Sudhir Nair, Global Head of Aladdin, commented, “We are on a journey to make private markets more accessible and transparent for clients through data and technology. We accelerated this ambition in 2019 with our acquisition of eFront, enhancing private markets investment technology and, in combination with Aladdin, enabling the whole portfolio across public and private assets. Today, this ambition takes another leap forward with the addition of Preqin’s data, benchmarks, and analytics capabilities.”

The acquisition significantly enhances BlackRock’s investment technology capabilities, marking a strategic expansion into the rapidly growing private markets data segment, which is expected to grow to an $18 billion total addressable market by 2030.

With a history spanning over 20 years, Preqin is an industry-recognised independent data solutions provider in private markets, empowering investors to make informed decisions by providing data and insights that enhance transparency and access across the global alternatives market. Its platform covers 210,000 funds and has over 220,000 users, including asset managers, insurers, pensions, wealth managers, banks, and other service providers.

Following the transaction, Preqin founder Mark O’Hare has joined BlackRock as a Vice Chair.

Barclays served as lead financial advisor to BlackRock, with Skadden, Arps, Slate, Meagher & Flom acting as legal counsel.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www..blackrock.com/corporate.

About Preqin, a part of BlackRock

Preqin empowers financial professionals who invest in or allocate to private markets with essential data and insight to make confident decisions. It supports them throughout the entire investment lifecycle with critical information and leading analytics solutions. Preqin has pioneered rigorous methods of collecting private data for over 20 years, enabling more than 200,000 professionals globally to streamline how they raise capital, source deals and investments, understand performance, and stay informed. Acquired by BlackRock in 2025, Preqin complements the existing Aladdin technology platform to provide investment solutions for the whole portfolio. For more information visit www..preqin.com.